PRESS RELEASE
For Immediate Release
Consolidated-Tomoka Land Co.

Date:	November 20, 2008
Contact:	Bruce W. Teeters, Sr. Vice President
Phone:	(386) 274-2202
Facsimile:	(386) 274-1223

Consolidated-Tomoka Land Co. Announces Authorization of Stock Repurchase Program and Change in Dividend Policy

DAYTONA BEACH, FL. November 20, 2008 Consolidated-Tomoka Land Co. (AMEX: CTO: NYSE Alternext US–CTO) (the “Company”) today announced that its Board of Directors has authorized a program to repurchase shares of the Company’s common stock having an aggregate value of up to $8,000,000. The Company anticipates reducing its quarterly dividend to $0.025 per share, effective for the 2009 first quarter dividend to fund the program.

William H. McMunn, President and Chief Executive Officer stated, “In light of the Company’s current stock price, the Board has determined that it is prudent to reallocate a portion of capital used to pay dividends towards a stock repurchase program.  While we recognize the importance of a dividend to certain of our shareholders, the Board strongly believes that given the existing market price, a stock repurchase program will provide more shareholder value than maintaining the current level of dividends. Based on current economic conditions, the Company has no plans to increase Company debt to fund this repurchase plan.”

Mr. McMunn further emphasized, “The Company expects to continue paying a dividend at a reduced rate.”

The Board authorization permits the Company to effect the repurchases from time to time through a variety of methods including open market repurchases and privately negotiated transactions. There can be no assurance as to the amount, timing or prices of repurchases. The specific timing and amount of repurchases will vary based on market conditions and other factors. The stock repurchase program may be suspended, modified, extended or terminated by the Board at any time and has no expiration date.

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based company primarily engaged in converting Company owned agricultural lands into a portfolio of net lease income properties strategically located in the Southeast, through the efficient utilization of 1031 tax-deferred exchanges. The Company has low long-term debt and generates over $9 million in annual before tax cash flow from its real estate portfolio. The Company also engages in selective self-development of targeted income properties. The Company's adopted strategy is designed to provide the financial strength and cash flow to weather difficult real estate cycles. Visit our website at www.ctlc.com.

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“Safe Harbor”

     Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

     The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the year ended December 31, 2008, and thereafter include many factors that are beyond the Company’s ability to control or estimate precisely.  These risks and uncertainties include, but are not limited to, the strength of the real estate market in the City of Daytona Beach in Volusia County, Florida; our ability to successfully execute acquisition or development strategies; any loss of key management personnel; changes in local, regional and national economic conditions affecting the real estate development business and income properties; the impact of environmental and land use regulations; the impact of competitive real estate activity; variability in quarterly results due to the unpredictable timing of land sales; the loss of any major income property tenants; and the availability of capital.  Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Company’s Annual Report on Form 10-K. Copies of each filing may be obtained from the Company or the SEC.

     While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

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